EXHIBIT 12.01

EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

Computation of Ratios of Earnings to Fixed Charges

(Dollars in millions)	2009		2008		2007		2006		2005

Earnings from continuing operations before income taxes (1)	$226		$429		$470		$594		$763
Add:
Interest expense	85		95		107		105		113
Appropriate portion of rental expense (2)	12		15		18		21		21
Amortization of capitalized interest	8		8		9		11		11
Earnings (loss) as adjusted	$331		$547		$604		$731		$908

Fixed charges:
Interest expense	$85		$95		$107		$105		$113
Appropriate portion of rental expense (2)	12		15		18		21		21
Capitalized interest	14		12		10		7		5
Total fixed charges	$111		$122		$135		$133		$139

Ratio of earnings to fixed charges	3.0	x	4.5	x	4.5	x	5.5	x	6.5	x

(1)
Because the Company exited the PET business in the European region, results related to sales of PET products manufactured at the Spain, the Netherlands, and United Kingdom sites for years 2008, 2007, 2006 and 2005 are presented as discontinued operations.  For additional information, see Note 17, "Discontinued Operations", to the Company's consolidated financial statements in Part II, Item 8 of this 2009 Annual Report on Form 10-K.

(2)	For all periods presented, the interest component of rental expense is estimated to equal one-third of such expense.

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